SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT:
January 23, 2014
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STRATUM HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51229	51-0482104
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11011 Richmond Avenue, Suite 525 Houston, Texas	77042
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:  (713) 479-7050

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

  Item 1.01   Entry into Material Definitive Agreement.

On January 17, 2014, Stratum Holdings, Inc. (the “Company”) entered into a Share Exchange Agreement (the “Exchange Agreement”) providing for the acquisition by the Company of all of the outstanding membership interests of Cinco NRG, LLC (“Cinco”), a private oil and gas company majority owned by Pioneer Group, LLC (“Pioneer”), which acquired approximately 80% of our outstanding Common Stock in September 2013.  We will issue, at closing, approximately 47 million shares of our Common Stock.  As a result of this transaction, the former equity members of Cinco, including Pioneer, will own approximately 95% of our total shares of Common Stock outstanding.  At present, Cinco has a 10% non-operated working interest in a producing field in Texas and a 50% operated working interest in two exploratory prospects in Alabama.

Consummation of the transactions under the Exchange Agreement is subject to certain closing conditions, including, among other things, (i) the receipt of any required government approvals and consents and the absence of any governmental restraint, (ii) subject to certain qualifications, the accuracy of representations and warranties of each party, (iii) the absence of a material adverse changes, and (iv) prior performance in all material respects by each party of its obligations under the Exchange Agreement. In addition, the Company must, as a condition to closing, amend its articles of incorporation to increase the number of authorized shares of Common Stock to allow for the issuance described above at closing.

The Exchange Agreement contains usual and customary representations and warranties that the parties to the Exchange Agreement made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Exchange Agreement between the parties, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Exchange Agreement. Moreover, many of the representations and warranties are subject to a contractual standard of materiality that may be different from what may be viewed as material to the Company’s shareholders, and the representations and warranties may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

The Company and CInco have additionally made customary covenants in the Exchange Agreement, including, among others, covenants to take commercially reasonable actions necessary to (i) comply with all legal requirements imposed on either party in connection with the consummation of the transactions contemplated by the Exchange Agreement, (ii) cooperate with and furnish information to any party necessary in connection with any such requirements imposed in connection with the consummation of the transactions contemplated by the Exchange Agreement and (iii) obtain or make any consent, approval, order or authorization, or any registration, declaration or filing with any person in connection with the transactions contemplated by the Exchange Agreement.

The Exchange Agreement contains certain termination rights for both the Company and Cinco, including (i) if the closing does not occur by March 31, 2014 through no fault of the terminating party, (ii) as a result of a governmental or court order preventing the closing, and (iii) by a party if the other party has breached representations, warranties or covenants made in the Exchange Agreement. The Company has agreed to pay certain operating expenses of Cinco beginning January 17, 2014, and if the Exchange Agreement is not consummated as a result of the Company’s election or breach, such expense payments will be deemed a payment of partial liquidated damages/break up fee.

The terms of the Exchange Agreement and the transactions contemplated are the result of arm’s length negotiation among the parties.

The foregoing summary of the Exchange Agreement is not complete and is qualified in its entirety by reference to the complete text of the definitive agreement, which is filed as Exhibit 2.1 to this Form 8-K and which is incorporated herein by reference in its entirety. The Exchange Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about Cinco or any of the other parties thereto. Investors should read the Exchange Agreement together with the other information concerning the Company that is publicly filed in reports and statements with the Securities and Exchange Commission.

Item 9.01   Financial Statements and Exhibits.

(d)   The following Exhibit is filed herewith:

Exhibit No.	Description

2.1	Form of Share Exchange Agreement by and among Stratum Holdings, Inc. Cinco NRG, LLC and the members of Cinco NRG, LLC, dated as of January 17, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

STRATUM HOLDINGS, INC.

January 23, 2014	By:	/s/ D. Hughes Watler, Jr.
D. Hughes Watler, Jr.
Chief Financial Officer